Exhibit 99.3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this Offering Memorandum may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact, including statements about AMC’s beliefs and expectations, should be considered to be forward-looking statements. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19, our liquidity and our preliminary financial results. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this Offering Memorandum. These forward-looking statements are contained throughout this Offering Memorandum, including the sections entitled “Summary,” “Risk Factors,” “Capitalization” and throughout the information incorporated by reference herein, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report.

Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions of management, which in turn are based on currently available information, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. It is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. Accordingly, we caution you against relying on any forward-looking statements. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, without limitation:

•	the impact of the COVID-19 virus on us, the motion picture exhibition industry, and the economy in general, including our response to the COVID-19 virus related to suspension of operations at our theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at our facilities to protect the health and well-being of our customers and employees;

•	the manner, timing and amount of benefit we receive under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) or other applicable governmental benefits and support for which we are eligible domestically and internationally;

•	risks relating to motion picture production and performance;

•	our lack of control over distributors of films;

•	intense competition in the geographic areas in which we operate;

•	increased use of alternative film delivery methods or other forms of entertainment;

•	shrinking exclusive theatrical release windows;

•	AMC Stubs® A-List may not meet anticipated revenue projections which could result in a negative impact upon operating results;

•	general and international economic, political, regulatory and other risks including risks related to the United Kingdom’s exit from the European Union or widespread health emergencies, or other pandemics or epidemics;

•	risks and uncertainties relating to our significant indebtedness, including our borrowing capacity under our revolving credit agreement;

•	our ability to execute cost cutting and revenue enhancement initiatives as previously disclosed and in connection with response to COVID-19;

•	limitations on the availability of capital may prevent us from deploying strategic initiatives;

•	certain covenants in the agreements that govern our indebtedness may limit our ability to take advantage of certain business opportunities;

•	our ability to achieve expected synergies, benefits and performance from our strategic theatre acquisitions and strategic initiatives;

•	our ability to refinance our indebtedness on terms favorable to us or at all;

•	optimizing our theatre circuit through construction and the transformation of our existing theatres may be subject to delay and unanticipated costs;

•	failures, unavailability or security breaches of our information systems;

•	risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges;

•	our ability to utilize interest expense deductions may be limited annually due to Section 163(j) of the Tax Cuts and Jobs Act of 2017;

•	our ability to recognize interest deduction carryforwards and net operating loss carryforwards to reduce our future tax liability;

•	our ability to recognize certain international deferred tax assets which currently do not have a valuation allowance recorded;

•	impact of the elimination of the calculation of USD LIBOR rates on our contracts indexed to USD LIBOR;

•	review by antitrust authorities in connection with acquisition opportunities;

•	risks relating to the incurrence of legal liability, including costs associated with securities class action lawsuits;

•	dependence on key personnel for current and future performance and our ability to attract and retain senior executives and other key personnel, including in connection with any future acquisitions;

•	risks of poor financial results may prevent us from deploying strategic initiatives;

•	operating a business in international markets we are unfamiliar with, including acceptance by movie-goers of AMC initiatives that are new to those markets;

•	increased costs in order to comply or resulting from a failure to comply with governmental regulation, including the General Data Protection Regulation, the California Consumer Privacy Act and pending future domestic privacy laws and regulations;

•	geopolitical events, including the threat of terrorism or cyber-attacks, or widespread health emergencies, such as the novel coronavirus or other pandemics or epidemics, causing people to avoid our theatres or other public places where large crowds are in attendance;

•	the ability to obtain suitable equity and/or debt financing and the continued availability of financing, in the amounts and on the terms necessary to support our future refinancing requirements and business; and

•	other risks referenced from time to time in filings with the SEC and those factors in this Offering Memorandum.

Consider these factors carefully in evaluating the forward-looking statements. Additional factors, including developments related to COVID-19, that may cause results to differ materially from those described in the forward-looking statements are set forth in this Offering Memorandum under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1A in our Annual Report and in subsequent reports filed by us with the SEC, including Forms 8-K. We caution prospective investors in the New Notes that the foregoing list of risks and uncertainties is only a summary and is not intended to be exhaustive. Forward-looking statements contained or incorporated by reference in this Offering Memorandum speak only as of the date made. Except to the extent required by law, we disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Our Company

We are the world’s largest theatrical exhibition company and an industry leader in innovation and operational excellence. Over the course of our nearly 100-year history, we have pioneered many of the theatrical exhibition industry’s most important innovations. We introduced Multiplex theatres in the 1960s and the North American stadium-seated Megaplex theatre format in the 1990s. Most recently, we continued to innovate and evolve the movie-going experience with the deployment of our theatre renovations featuring plush, powered recliner seating and the launch of our U.S. subscription loyalty tier, AMC Stubs® A-List. Our growth has been driven by a combination of organic growth through reinvestment in our existing assets and through the acquisition of some of the most respected companies in the theatrical exhibition industry.

Our business is operated in two Theatrical Exhibition reportable segments, U.S. markets and International markets. Prior to 2016, we primarily operated in the United States. Our international operations are largely a result of our acquisition of Odeon and UCI Cinemas Holdings Limited (“Odeon”) in November of 2016 and Nordic Cinemas Group Holding AB (“Nordic”) in March of 2017.

Today, AMC is the largest theatre operator in the world. On a global basis, approximately 60.5 million consumers attended AMC theatres during the three months ended March 31, 2020. As of March 31, 2020, we operated 996 theatres and 10,973 screens in 15 countries, including 630 theatres with a total of 8,048 screens in the United States and 366 theatres and 2,925 screens in European markets and Saudi Arabia. We are the market leader in the United States and Europe, including in Italy, Spain, Sweden, Norway, Finland, Latvia and Lithuania; and a leading theatre operator in the United Kingdom, Ireland, Portugal and Germany. We have operations in four of the world’s ten largest economies, including four of the five largest European economies (the United Kingdom, Spain, Italy and Germany).

As of March 31, 2020, in the U.S. markets, we operated theatres in 44 states and the District of Columbia. We have a diversified footprint with complementary global geographic and guest demographic profiles, which we believe gives our circuit a unique profile and offers us strategic and operational advantages while providing our studio partners with a large and diverse distribution channel. We operate some of the most productive theaters in the top markets in the United States and are the market leader in the top two markets: New York and Los Angeles. Our top five markets, in each of which we hold the #1 share position, are New York, Los Angeles, Chicago, Atlanta and Washington, D.C., according to data provided by Comscore.

As of March 31, 2020, in the International markets, we operated theatres in 13 European countries and in Saudi Arabia through our Kingdom of Saudi Arabia partnership. In all of these 14 countries, we operate productive assets in each of the country’s capitals. About a third of our international recliner renovations occurred in London, Berlin and Madrid; three of the largest Western European capitals. Due to the population density in Europe, each screen serves on average twice the population of a U.S. screen in a less populated market. With the exception of the Baltics and Portugal, we operated a combined 14 IMAX® screens in all of our territories’ capitals.

Our theatrical exhibition revenues are generated primarily from box office admissions and theatre food and beverage sales. We offer consumers a broad range of entertainment alternatives including traditional film programming, independent and foreign films, performing arts, music and sports. We also offer food and beverage alternatives beyond traditional concession items, including made-to-order meals, customized coffee, healthy snacks, beer, wine, premium cocktails, and dine-in theatre options. The balance of our revenues are generated from ancillary sources, including on-screen advertising, fees earned from our customer loyalty program, rental of theatre auditoriums, income from gift card and exchange ticket sales, and online ticketing fees.

Recent Developments

Impact of COVID-19

The COVID-19 pandemic has had, and is likely to continue to have, a severe and unprecedented impact throughout the world. Measures to prevent its spread, including government-imposed restrictions on social gatherings, have had a significant effect on theatrical exhibition. In compliance with these restrictions, all of our theatres worldwide have temporarily suspended operations through June. During this period, we are generating effectively no revenue. We will continue to monitor the potential lifting of various government operating restrictions, or whether such operating restrictions are extended with respect to some or all of our theatres. Even if governmental operating restrictions are lifted in certain jurisdictions, distributors may delay the release of new films until such time that operating restrictions are eased more broadly domestically and internationally, which may further limit our operations.

As of April 30, 2020, we had a cash balance of $718.3 million, including borrowings in March 2020 of (i) $215.0 million (the full availability net of letters of credit) under our $225.0 million senior secured revolving credit facility due April 22, 2024 (the “AMC Revolving Credit Facility”), (ii) £89.2 million (the full availability net of letters of credit) under our £100 million revolving credit facility due February 14, 2022 (the “Odeon Revolving Credit Facility” and, together with the AMC Revolving Credit Facility, the “Revolving Credit Facilities”) under the revolving credit facility agreement dated December 7, 2017 (the “Odeon Credit Agreement”), and (iii) borrowings in April 2020 of the First Lien Notes. We continue to manage proactively our cash resources to control our monthly cash spend rate. At the same time, we have begun to ramp up our cash spend with the intention of reopening theatres this summer. We believe we have the cash resources to reopen our theatres and resume our operations this summer or later. Our liquidity needs thereafter will depend, among other things, on the timing of a full resumption of operations, the timing of movie releases and our ability to generate revenues. We cannot assure you that our assumptions used to estimate our liquidity requirements will be correct because we have never previously experienced a complete cessation of our operations, and as a consequence, our ability to be predictive is uncertain. If we do not recommence operations within our estimated timeline, we will require additional capital and may also require additional financing if, for example, our operations do not generate the expected revenues or a recurrence of COVID-19 were to cause another suspension of operations. Such additional financing may not be available on favorable terms or at all. Due to these factors, substantial doubt exists about our ability to continue as a going concern for a reasonable period of time.

In response to the COVID-19 pandemic, we have taken and are continuing to take significant steps to preserve cash by eliminating non-essential costs, including reductions to executive compensation and elements of our fixed cost structure. Such steps include:

•	Suspended non-essential operating expenditures, including marketing & promotional and travel and entertainment expenses’ and where possible, for example: utilities, reduced essential operating expenditures to minimum levels while theatres are closed.

•	Terminated or deferred all non-essential capital expenditures to minimum levels necessary while theatres are closed.

•	Implemented measures to reduce corporate-level employment costs, including full or partial furloughs of all corporate-level Company employees, including senior executives, with individual work load and salary reductions ranging from 20% to 100%; cancellation of pending annual merit pay increases; and elimination or reduction of non-healthcare benefits.

•	All domestic theatre-level crew members have been fully furloughed and theatre-level management has been reduced to the minimum level necessary to begin resumption of operations when permitted. Similar efforts to reduce theatre-level and corporate employment costs are being undertaken internationally consistent with applicable laws across the jurisdictions in which we operate.

•	Working with our landlords, vendors, and other business partners to manage, defer, and/or abate certain costs during the disruptions caused by the COVID-19 pandemic.

•	Introduced an active cash management process, which, among other things, requires senior management approval of all outgoing payments.

In compliance with certain restrictive covenants, we do not expect to continue dividend payments which, when considered in tandem with the dividend decrease of $0.17 per share in the fourth quarter of 2019 when compared to the fourth quarter of 2018, results in aggregate quarterly savings of $17.5 million.

We do not expect to make purchases under our recently authorized stock repurchase program.

On March 27, 2020, the CARES Act was signed into law. The CARES Act provides opportunities for additional liquidity, loan guarantees, and other government programs to support companies affected by the COVID-19 pandemic and their employees. Based on our preliminary analysis of the CARES Act, we expect to recognize the following benefits:

•	Approximately $18.5 million cash tax refunds from overpayments and refundable alternative minimum tax credits with the filing of our 2019 federal and state tax returns.

•	Deferral of social security payroll tax matches that would otherwise be required in 2020.

•	Receipt of a payroll tax credit in 2020 for expenses related to paying wages and health benefits to employees who are not working as a result of suspension of operations and reduced receipts associated with COVID-19.

We intend to seek any available potential benefits under the CARES Act, including loans, investments or guarantees, and any other such current or future government programs for which we qualify domestically and internationally, including those described above. We cannot predict the manner in which such benefits or any of the other benefits described herein will be allocated or administered and we cannot assure you that we will be able to access such benefits in a timely manner or at all.

We anticipate that recent adverse changes in macroeconomic trends, reduced cash flows as a consequence of the outbreak of the COVID-19 pandemic, a decline in the fair value of our debt, and the further sustained decline in the market price of our common stock as of March 31, 2020 will constitute a triggering event under generally accepted accounting principles (Accounting Standards Codification No. 350, Intangible Goodwill and Other and Accounting Standards Certification No. 360, Impairment and Disposal of Long-Lived Assets), which we estimate (as described further below) will lead to material non-cash impairments of our goodwill, long-lived assets and intangible assets as of March 31, 2020.

We believe, but cannot guarantee, that the exhibition industry will ultimately rebound and benefit from pent-up social demand for out-of-home entertainment, as government restrictions are lifted and home sheltering subsides. However, the ultimate significance of the pandemic, including the extent of the adverse impact on our financial and operational results, will be dictated by the currently unknowable duration and the effect on the overall economy and of responsive governmental regulations, including shelter-in-place orders of the pandemic and mandated suspension of operations. Our business also could be significantly affected should the disruptions caused by COVID-19 lead to changes in consumer behavior (such as social distancing), which we believe will be temporary, or further reductions to the customary theatrical release window. The effect of COVID-19 on the capital markets could significantly impact our cost of borrowing and the availability of capital to us. There are limitations on our ability to mitigate the adverse financial impact of these items. COVID-19 also makes it more challenging for management to estimate the future performance of our businesses or our liquidity needs, particularly over the near to medium term. The estimated information presented herein regarding our liquidity position as of April 30, 2020, is preliminary, unaudited and subject to the completion of our financial closing procedures and should not be viewed as a substitute for the information contained in full quarterly financial statements prepared in accordance with GAAP. During the course of the preparation of our condensed consolidated financial statements and related notes and completion of our financial close procedures, adjustments to this preliminary estimated information may be identified and such adjustments may be material. Actual results could differ materially from the estimates, trends and expectations discussed above. You should not place undue reliance on this information. See “Risk Factors—Risks Related to Our Business— The COVID-19 pandemic has disrupted our business and will adversely affect our operations and results of operations.”

The COVID-19 pandemic has disrupted our business and will adversely affect our operations and results of operations.

The COVID-19 pandemic has had and will continue to have a significant and adverse impact on our business. As a result of the pandemic, all of our theatres worldwide have temporarily suspended operations through late June, and we are generating no revenue from admissions, food and beverage sales, or other revenue, which represent substantially all of our revenue and cash flow from operations. The ultimate duration of the pandemic and of responsive governmental regulations, including shelter-in-place orders and mandated business closures, is uncertain and we may need to extend such suspension with respect to some or all of our theatres. We cannot predict when or if our business will return to normal levels. If the coronavirus continues to spread in the parts of the world where we operate, we may elect on a voluntary basis to again halt operations (after their reopening) certain of our theatres, or governmental officials may order additional closures, impose further restrictions on travel or introduce social distancing measures such as limiting the number of people allowed in a theatre at any given time. While we plan to eliminate variable costs and reduce fixed costs to the extent possible, we continue to incur significant cash outflows, including interest payments, taxes, critical maintenance capital expenditures, and certain compensation and benefits payments. We cannot be certain that we will have access to sufficient liquidity to meet our obligations for the time required to allow our cash generating operations to resume or normalize. We may not be able to obtain additional liquidity and any relief provided by lenders, governmental agencies, and business partners may not be adequate and may include onerous terms. Due to these factors, substantial doubt exists about our ability to continue as a going concern for a reasonable period of time.

We may face difficulty in maintaining relationships with our landlords, vendors, motion picture distributors, customers, and employees during the suspension period. We are unable to predict the availability of supplies or workforce necessary to operate when we re-open. Since the outbreak of the COVID-19 virus, movie studios have suspended production of movies and delayed the release date of movies. Some movie studios have also reduced or eliminated the theatrical exclusive release window as theatres are not operating. The longer and more severe the pandemic, including repeat or cyclical outbreaks beyond the one we are currently experiencing, the more severe the adverse effects will be on our business, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness.

Even when the COVID-19 pandemic subsides, we cannot guarantee that we will recover as rapidly as other industries, or that we will recover as rapidly as others within the industry due to our strong footprint in densely populated areas. For example, once applicable government restrictions are lifted, it is unclear how quickly theatres will be permitted to resume operations and how quickly patrons will return to our theatres once theatres resume operations, which may be a function of continued concerns over safety and social distancing and/or depressed consumer sentiment due to adverse economic conditions, including job losses, among other things. Even once theatres resume operations, a single case of COVID-19 in a theatre could result in additional costs and further closures, or a “second wave” or recurrence of COVID-19 cases could cause another widespread suspension of operations. If we do not respond appropriately to the pandemic, or if customers do not perceive our response to be adequate, we could suffer damage to our reputation, which could significantly adversely affect our business. Furthermore, the effects of the pandemic on our business could be long-lasting and could continue to have adverse effects on our business, results of operations, liquidity, cash flows and financial condition, some of which may be significant, and may adversely impact our ability to operate our business after our temporary suspension ends on the same terms as we conducted business prior to the pandemic. Significant impacts on our business caused by the COVID-19 pandemic include and is likely to continue to include, among others:

•	lack of availability of films in the short or long term, including as a result of (i) continued delay in film releases; (ii) release of scheduled films on alternative channels or (ii) disruptions of film production;

•	decreased attendance at our theatres after they resume operations, including due to (i) continued safety and health concerns, (ii) additional regulatory requirements limiting our seating capacity or (iii) a change in consumer behavior in favor of alternative forms of entertainment;

•	increased operating costs resulting from additional regulatory requirements enacted in response to the COVID-19 pandemic and from precautionary measures we voluntarily take at our facilities to protect the health and well-being of our customers and employees;

•	our inability to negotiate favorable rent payment terms with our landlords;

•	unavailability of employees and/or their inability or unwillingness to conduct work under any revised work environment protocols;

•	increased risks related to employee matters, including increased employment litigation and claims relating to terminations or furloughs caused by the suspension of theatre operations;

•	reductions and delays associated with planned operating and capital expenditures;

•	impairment charges;

•	our inability to generate significant cash flow from operations if our theatres continue to operate at significantly lower than historical levels, which could lead to a substantial increase in indebtedness and negatively impact our ability to comply with the financial covenants, if applicable, in our debt agreements;

•	our inability to access lending, capital markets and other sources of liquidity, if needed, on reasonable terms, or at all, or obtain amendments, extensions and waivers of financial maintenance covenants, among other material terms;

•	our inability to effectively meet our short- and long-term obligations; and

•	our inability to service our existing and future indebtedness.

The outbreak of COVID-19 has also significantly increased economic uncertainty. It is likely that the current outbreak or continued spread of COVID-19 will cause a global recession, which will further adversely affect our business, and such adverse effects may be material. We have never previously experienced a complete cessation of our operations, and as a consequence, our ability to be predictive regarding the impact of such a cessation on our operations and future prospects is uncertain. In addition, the magnitude, duration and speed of the global pandemic is uncertain. As a consequence, we cannot estimate the impact on our business, financial condition or near or longer-term financial or operational results with certainty.

In addition, although we are reviewing and intend to seek any available benefits under the CARES Act or any other governmental benefits and support for which we are eligible domestically or internationally, we cannot predict the manner in which such benefits will be allocated or administered and we cannot assure you that we will be able to access such benefits in a timely manner or at all. Certain of the benefits we seek to access under the CARES Act or other applicable benefits have not previously been administered on the present scale or at all. Government or third party program administrators may be unable to cope with the volume of applications in the near term and any benefits we receive may not be as extensive as we currently estimate, may impose additional conditions and restrictions on our operations or may otherwise provide less relief than we contemplate. Accessing these benefits and our response to the COVID-19 pandemic have required our management team to devote extensive resources and are likely to continue to do so in the near future, which negatively affects our ability to implement our business plan and respond to opportunities.

The COVID-19 pandemic (including governmental responses, broad economic impacts and market disruptions) has heightened the risks related to the other risk factors described in our Annual Report incorporated by reference herein and may also heighten many of the other risks described herein.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and total debt of AMC as of March 31, 2020:

1.	on an actual basis;

2.	on an as adjusted basis to give effect to the issuance of the First Lien Notes, the Convertible Notes Exchange and the Exchange Offers (assuming New Notes are issued at the New Notes Cap and the holders of the four series of Existing Subordinated Notes tender on a proportional basis prior to the Early Deadline); and

3.	on an as adjusted basis to give effect to the issuance of the First Lien Notes, the Convertible Notes Exchange and the Exchange Offers (assuming the Exchange Offers are not subject to the New Notes Cap and 100% of each series of the Existing Subordinated Notes are validly tendered prior to the Early Deadline and accepted in the Exchange Offers).

The as adjusted columns of the following table are for illustrative purposes only and do not reflect the payment of accrued and unpaid interest on the tendered Existing Subordinated Notes through the Early Settlement Date or any unamortized premium on the New Notes.

The information in this table should be read in conjunction with “Use of Proceeds”, the historical financial statements of AMC and the respective accompanying notes thereto in the Annual Report incorporated by reference into this Offering Memorandum.

	As of March 31, 2020
	Historical		As Adjusted (Subject to New Notes Cap)	As Adjusted (No New Notes Cap)
	(in thousands)
Cash and Equivalents(1)	$299,800		$769,950	$760,318

First-Lien Secured Debt:
AMC Revolving Credit Facility(2)	215,000		215,000	215,000
Senior Credit Facility	1,980,000		1,980,000	1,980,000
Odeon Revolving Credit Facility(3)	109,800		109,800	109,800
10.500% First Lien Notes due 2025	—		500,000	500,000
Convertible Notes	—		600,000	600,000
Second-Lien Secured Debt:
New Notes offered hereby	—		640,000	1,190,403
Senior Debt(4):
2.95% Senior Convertible Notes due 2024	600,000		—	—
Subordinated Debt:
6.375% Senior Subordinated Notes due 2024 (£500 million par value)	617,300	(3)	292,172	—
5.75% Senior Subordinated Notes due 2025	600,000		277,921	—
5.875% Senior Subordinated Notes due 2026	595,000		270,943	—
6.125% Senior Subordinated Notes due 2027	475,000		216,299	—
Finance lease obligations	95,100		95,100	95,100
Total debt	$5,287,200		$5,197,235	$4,690,303

(1) As of March 31, 2020, we had a cash and equivalents balance of $300 million, which does not include $10 million of restricted cash.

(2) As of the date of this Offering Memorandum, we had $215 million in outstanding borrowings under the AMC Revolving Credit Facility (with no additional amount available for borrowing thereunder, net of letters of credit).

(3) As of the date of this Offering Memorandum, we had £89.2 million in outstanding borrowings under the Odeon Revolving Credit Facility (with no additional amount available for borrowing thereunder, net of letters of credit), which has been converted at a GBP/USD exchange rate of 1.23 on March 31, 2020 consistent with the exchange rate used for the 6.375% Senior Subordinated Notes due 2024.

(4) Upon the effectiveness of the Convertible Notes Exchange, the Company intends to grant a first-priority lien on the Collateral to secure the Convertible Notes. The consummation of the Exchange Offers is conditioned upon the effectiveness of the Convertible Notes Exchange.